FILED PURSUANT TO
RULE 424(B)(7)
REGISTRATION NO: 333-148525

333-148525-01

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated January 8, 2008)

Rayonier TRS Holdings Inc.

3.75% Senior Exchangeable Notes due 2012

Unconditionally Guaranteed by Rayonier Inc.

This prospectus supplement, which supplements the prospectus filed by Rayonier TRS Holdings Inc. (the “Company”) and Rayonier Inc. (“Rayonier”) on January 8, 2008, will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. You should read this prospectus supplement in conjunction with the related prospectus which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

You should read and rely only on the information contained in the prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on page 54 of the related prospectus under “Incorporation of Certain Documents By Reference.” Neither the Company, Rayonier nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.

You should consider the risks described in “Risk Factors” beginning on page 10 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2008

SELLING SECURITY HOLDERS

The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading “Selling Security Holders” in the related prospectus. The information is based on information provided to the Company and Rayonier by or on behalf of the selling security holders on or prior to February 13, 2008 and has not been independently verified by the Company or Rayonier. Since the date on which each selling security holder identified below provided this information, any of these selling security holders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling security holders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling security holders are not obligated to sell securities, the Company cannot estimate the amount of the notes or how many of Rayonier’s common shares the selling security holders will hold upon consummation of any such sales. Information about other selling security holders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

	Amount of Notes Beneficially Owned	Percentage of Notes Beneficially Owned	Amount of Notes to be Sold ($)(1)	Number of Rayonier Common Shares Beneficially Owned (2)(3)	Number of Rayonier Common Shares that May be Sold (1)(3)	Number of Rayonier Common Shares upon Completion of Offering (1)
Advent Convertible Arb Master (4)	$7,414,000	2.47%	$7,414,000	135,255	135,255	0
Advent Enhanced Phoenix (4)	3,500,000	1.17%	3,500,000	63,851	63,851	0
Alcon Laboratories (4)	526,000	*	526,000	9,595	9,595	0
Alembic Ltd. (5)	39,000	*	39,000	711	711	0
Allstate Insurance Company (6)	1,500,000	*	1,500,000	27,364	27,364	0
Allstate Life Insurance Company (6)	9,500,000	3.17%	9,500,000	173,311	173,311	0
Bank of America Pension Plan (7)	2,000,000	*	2,000,000	36,486	36,486	0
British Virgin Islands Social Security Board (4)	195,000	*	195,000	3,557	3,557	0
Brown Brothers Harriman (8)	1,120,000	*	1,120,000	20,432	20,432	0
Captive Investors Fund (5)	1,026,000	*	1,026,000	18,717	18,717	0
Calyon S/A (9)	2,000,000	*	2,000,000	36,486	36,486	0
Chase Manhattan Bank—Luxembourg (8)	16,135,000	5.38%	16,135,000	294,355	294,355	0
CQS Convertible and Quantitative Strategies Master Fund Ltd. (10)	12,000,000	4.00%	12,000,000	218,919	218,919	0
Credit Suisse Zurich (8)	700,000	*	700,000	12,770	12,770	0
Domestic and Foreign Missionary Society (4)	97,000	*	97,000	1,769	1,769	0
Florida Fruit and Vegetable Association (4)	102,000	*	102,000	1,860	1,860	0
General Motors Mgmt Investment Co. (4)	1,000,000	*	1,000,000	18,243	18,243	0
Georgia Municipal Employee Benefit System (4)	1,284,000	*	1,284,000	23,424	23,424	0
Grady Hospital (4)	145,000	*	145,000	2,645	2,645	0
Guardian Pension Trust (11)	500,000	*	500,000	9,121	9,121	0
HFR CA OP Master Fund (4)	115,000	*	115,000	2,097	2,097	0
Independence Blue Cross (4)	794,000	*	794,000	14,485	14,485	0
Institutional Benchmark Series (4)	835,000	*	835,000	15,233	15,233	0
Institutional Benchmark Series (Master Feeder) Ltd., in respect of Camden Convertible Arbitrage Series (7)	500,000	*	500,000	9,121	9,121	0
Investcorp Silverback Arbitrage Master Fund Ltd. (12)	5,500,000	1.83%	5,500,000	100,338	100,338	0
J.P. Morgan Securities Inc. (13)	29,000,000	9.67%	29,000,000	529,055	529,055	0
Landesbank Hessen-Thueringen Girozentrale (8)	970,000	*	970,000	17,696	17,696	0
Lyxor Master Trust Fund (4)	136,000	*	136,000	2,481	2,481	0
Metropolitan Atlanta Rapid Transit Authority (4)	228,000	*	228,000	4,159	4,159	0
Nomura Bank (Luxembourg) (8)	145,000	*	145,000	2,645	2,645	0
Nomura Trust & Banking Co. (8)	4,700,000	1.57%	4,700,000	85,743	85,743	0
Occidental Petroleum (4)	379,000	*	379,000	6,914	6,914	0

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	Amount of Notes Beneficially Owned	Percentage of Notes Beneficially Owned	Amount of Notes to be Sold ($)(1)	Number of Rayonier Common Shares Beneficially Owned (2)(3)	Number of Rayonier Common Shares that May be Sold (1)(3)	Number of Rayonier Common Shares upon Completion of Offering (1)
Peoples Benefit Life Insurance Company – Teamsters (7)	4,250,000	1.42%	4,250,000	77,534	77,534	0
Performa International Convertible Bond Fund (5)	2,045,000	*	2,045,000	37,307	37,307	0
Police & Fire Retirement System of the City of Detroit (4)	586,000	*	586,000	10,690	10,690	0
Pro-Mutual (4)	959,000	*	959,000	17,495	17,495	0
Putnam Convertible Income—Growth Trust (14)	5,900,000	1.97%	5,900,000	107,635	107,635	0
Redbourn Partners, Ltd. (7)	2,500,000	*	2,500,000	45,608	45,608	0
Retail Clerks Pension Trust #1 (7)	750,000	*	750,000	13,682	13,682	0
San Francisco City and County ERS (4)	1,192,000	*	1,192,000	21,746	21,746	0
The City University of New York (4)	151,000	*	151,000	2,754	2,754	0
Thrivent Financial for Lutherans (15)	500,000	*	500,000	9,121	9,121	0
Tricor Reinvestment Fund, Ltd. (5)	340,000	*	340,000	6,202	6,202	0
Trustmark Insurance Company (4)	376,000	*	376,000	6,859	6,859	0

*	Less than 1%.

(1)	Because a selling security holder may sell all or a portion of the notes and Rayonier common shares issuable upon exchange of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and Rayonier common shares that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully exchange the notes for cash and Rayonier common shares and that the selling security holders will sell all Rayonier common shares that they received pursuant to such exchange.

(2)	Includes the number of Rayonier common shares issuable upon exchange of all of that particular holder’s notes at the initial exchange rate of 18.2433 shares per $1,000 principal amount of the notes.

(3)	The number of Rayonier common shares issuable upon exchange of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial exchange price of $54.81 per share, which equals an initial exchange rate of 18.2433 shares per $1,000 principal amount of the notes. This exchange price is subject to adjustment as described in the related prospectus under “Description of the Notes—Exchange of Note—Exchange Rate Adjustments.” Accordingly, the number of Rayonier common shares to be sold may increase or decrease from time to time. Fractional shares will not be issued upon exchange of the notes. Cash will be paid instead of fractional shares, if any.

(4)	Tracy V. Maitland of Advent Capital Management LLC has or shares voting or investment power over the notes and common stock issuable upon exchange of the notes held by Advent Convertible Arb Master, Advent Enhanced Phoenix, Alcon Laboratories, British Virgin Islands Social Security Board, Domestic and Foreign Missionary Society, Florida Fruit and Vegetable Association, General Motors Mgmt Investment Co., Georgia Municipal Employee Benefit System, Grady Hospital, HFR CA OP Master Fund, Independence Blue Cross, Institutional Benchmark Series, Lyxor Master Trust Fund, Metropolitan Atlanta Rapid Transit Authority, Occidental Petroleum, Police & Fire Retirement System of the City of Detroit, Pro-Mutual, San Francisco City and County ERS, The City University of New York and Trustmark Insurance Company.

(5)	Shawn Murphy of PRP Performa Ltd. has or shares voting or investment power over the notes and common stock issuable upon exchange of the notes held by Alembic Ltd., Captive Investors Fund, Performa International Convertible Bond Fund and Tricor Reinvestment Fund, Ltd.

(6)

Allstate Insurance Company has indicated that it currently holds $1,500,000 principal amount of notes, which amount includes $1,000,000 aggregate principal amount of notes that was included under “Selling Security Holders” in the related prospectus. Allstate Life Insurance Company has indicated that it currently holds $9,500,000 principal amount of notes, which amount includes $5,000,000 principal amount which was included under “Selling Security Holders” in the related prospectus. Allstate Insurance Company has indicated that it also owns 20,256 shares of Rayonier common stock. In addition, the following affiliates of Allstate Insurance Company and Allstate Life Insurance Company have indicated that they own shares of Rayonier common

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stock: Allstate New Jersey Insurance Company (1,269 shares), Agents Pension Plan (2,329) and Allstate Retirement Plan (8,834). Allstate Insurance Company and Allstate Life Insurance Company are affiliates of ALFS, Inc., a registered broker-dealer.

(7)	Alex Lach of Camden Asset Management, LP has or shares voting or investment power over the notes and common stock issuable upon exchange of the notes held by Bank of America Pension Plan, Institutional Benchmark Series (Master Feeder) Ltd., in respect of Camden Convertible Arbitrage Series, Peoples Benefit Life Insurance Company – Teamsters, Redbourn Partners, Ltd. and Retail Clerks Pension Trust #1.

(8)	A team of asset managers of J.P. Morgan Asset Management has or shares voting or investment power over the notes and common stock issuable upon exchange of the notes held by Brown Brothers Harriman, Chase Manhattan Bank—Luxembourg, Credit Suisse Zurich, Landesbank Hessen-Thueringen Girozentrale, Nomura Bank (Luxembourg) and Nomura Trust & Banking Co.

(9)	Calyon S/A has indicated that it currently holds $2,000,000 principal amount of notes, which amount includes $500,000 aggregate principal amount of notes that was included under “Selling Security Holders” in the related prospectus. Jean-Philippe Cridlig has or shares voting or investment power over the notes and common stock issuable upon exchange of the notes held by Calyon S/A. Calyon S/A is an affiliate of Calyon Securities (USA) Inc., a registered broker-dealer.

(10)	Karla Bolden, Blair Gauld, Dennis Hunter, Jim Rogers and Alan Smith have or share voting or investment power over the notes and common stock issuable upon exchange of the notes held by CQS Convertible and Quantitative Strategies Master Fund Ltd.

(11)	Guardian Pension Trust has advised the Company that it holds, and as of the date of the related prospectus it held, $500,000 aggregate principal amount of notes. Guardian Pension Trust’s advice corrects its previous advice to the Company as to its beneficial ownership of notes as of the date of the related prospectus. John B. Murphy of Guardian Life Insurance Company has or shares voting or investment power over the notes and common stock issuable upon exchange of the notes held by Guardian Pension Trust. Guardian Pension Trust is an affiliate of Guardian Investor Services LLC and Park Avenue Securities LLC, registered broker-dealers.

(12)	Silverback Asset Mgmt, LLC has indicated that Elliot Bossen has or shares voting or investment power of the notes and common stock issuable upon exchange of the notes held by Investcorp Silverback Arbitrage Master Fund Ltd.

(13)	J.P. Morgan Securities Inc. is a registered broker-dealer.

(14)	Putnam Investments has indicated that Putnam Convertible Income—Growth Trust is a mutual fund managed by Putnam Investment Management, LLC, or PIM. PIM is under common ownership with Putnam Retail Management, LP, a registered broker-dealer engaged in the distribution of Putnam mutual funds.

(15)	Russell Swansen, the Chief Investment Officer of Thrivent Financial, has or shares voting or investment power of the notes and common stock issuable upon exchange of the notes held by Thrivent Financial for Lutherans. Thrivent Financial for Lutherans is affiliated with Thrivent Investment Management Inc., a registered broker-dealer.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying shares of Rayonier common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying shares of common stock. To the Company’s and Rayonier’s knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

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